Exhibit 99.2

The following information is contained in the Offer to Purchase:


Background

         In July 2000, the Company completed its acquisition of Algos Pharmaceutical Corporation. Prior to the acquisition, Algos developed proprietary pain management products, combining existing analgesics, drugs designed to reduce or eliminate pain, with NMDA-receptor antagonist drugs, drugs that block a specific type of pain receptor in human cells, in an attempt to improve the pain relief efficacy of existing drugs such as morphine. At the time of the acquisition, one of the drugs under development at Algos was MorphiDex(R), a patented combination of morphine and the NMDA-receptor antagonist dextromethorphan.

         In connection with the acquisition of Algos, we issued two types of warrants to acquire our common stock. One type of warrant was issued to persons that held Algos shares prior to the acquisition. This first type of warrant was issued in two classes: Class A Transferable Warrants and Class B Non-Transferable Warrants. The Class A Warrants and the Class B Warrants are the subject of the Offer. Substantially all of the second type of warrant, which we refer to as the Endo Warrants, were issued to, and continue to be substantially held by, Endo Pharma LLC, our controlling stockholder. The Endo Warrants are not the subject of the Offer and the Company is not offering to purchase the Endo Warrants. See "Special Factors to Consider--Beneficial Ownership of Company Securities and Present Intentions with respect to the Offer."

         The exercisability of all of these warrants, and in the case of the Class A Warrants and the Class B Warrants, the amount of common stock into which the Warrants are exercisable, depends on whether and when the FDA approves MorphiDex(R) for the treatment of one or more pain indications. The following table shows the amount of common stock into which the Warrants are exercisable on or prior to December 31, 2002:


                                                                                 Aggregate number of shares
                                                                                  issuable upon exercise of
                                                                                    Class A Warrants and
                                                                                      Class B Warrants

         The FDA approves MorphiDex(R)on or before March 31, 2002
            (i.e., each Class A Warrant or Class B Warrant is exercisable for 1.153846 shares of common stock).......................................  20,575,507
         The FDA approves MorphiDex(R)after March 31, 2002 and on or before
            September 30, 2002 (i.e., each Class A Warrant or Class B Warrant is exercisable for 0.633803 shares of common stock)........................  11,302,039
         The FDA approves MorphiDex(R)after September 30, 2002 and on or before
            December 31, 2002 (i.e., each Class A Warrant or Class B Warrant is
            exercisable for 0.263158 shares of common stock)...........................   4,692,659

If the FDA has not approved MorphiDex(R) on or before December 31, 2002, the Endo Warrants become exercisable and will have a dilutive effect even if the Class A Warrants and the Class B Warrants become exercisable. The number of shares into which the Warrants and the Endo Warrants would be exercisable after December 31, 2002 are set forth in the following table:


                                                                                           Aggregate number of shares
                                                                                            issuable upon exercise of

                                                                                         Class A Warrants
                                                                                                and             Endo
                                                                                         Class B Warrants     Warrants

         The FDA approves MorphiDex(R)after December 31, 2002, and on or before March 31, 2003 (i.e., each Class A Warrant or
            Class B Warrant is exercisable for 0.263158 shares of common stock)............    4,692,659      29,720,177

         The FDA does not approve MorphiDex(R)on or before March 31, 2003...................          --      29,720,177


         Accordingly, if the FDA approves MorphiDex(R) at any time on or before March 31, 2003, the Class A Warrants and the Class B Warrants would become exercisable, thereby diluting the ownership of the Company's common stockholders, including Endo Pharma LLC, the Company's controlling stockholder. Any delay in the approval of MorphiDex(R) beyond December 31, 2002 would result in our controlling stockholder holding a larger stake in the Company than it would otherwise hold. If the FDA does not approve MorphiDex(R) on or before March 31, 2003, the Class A Warrants and the Class B Warrants will become void, and all rights in respect of those Warrants will cease, while the Endo Warrants will remain exercisable for an aggregate of 29,720,177 shares.

         The holders of the Endo Warrants and the holders of the Class A Warrants and the Class B Warrants have conflicting interests with respect to the timing of the approval of MorphiDex(R). However, Endo has agreed to use its reasonable efforts to continue to process the FDA application for MorphiDex(R) in a timely fashion.

         A new drug application (an "NDA") was submitted to the FDA by Algos for MorphiDex(R) in August 1998. In August 1999, a "not-approvable" letter was received from the FDA by Algos. A not-approvable letter is issued by the FDA for various reasons and outlines deficiencies that must be corrected prior to approval. In December 1999, certain representatives of Algos met with the FDA to discuss the "not-approvable" letter and to clarify the FDA's concerns about MorphiDex(R). On July 17, 2000, Endo merged with Algos, thereby acquiring MorphiDex(R).

         Before obtaining regulatory approval to market MorphiDex(R), we must demonstrate through preclinical studies and clinical trials that the product is safe and effective for its intended use. Even promising results from preclinical and early clinical studies do not always accurately predict results in later, large-scale clinical trials. A failure to demonstrate safety and/or efficacy would result in our failure to obtain regulatory approval to market MorphiDex(R). In addition, a number of factors, including slow patient enrollment in the clinical studies, could delay the completion of clinical studies, and, if so, could delay regulatory approval of MorphiDex(R).

         On September 25, 2000, Endo met with the FDA to reach agreement on the additional information that the Company would need to submit to obtain timely approval of MorphiDex(R). At that meeting, the FDA requested, among other things, the submission of a second pivotal chronic multiple dosing study to support the intended indication of MorphiDex(R). We have initiated three chronic multiple dosing studies of MorphiDex(R). If successful, these studies will complement the already successful pivotal chronic multiple dosing study previously submitted to the FDA and will provide the data necessary for the commercial optimization of the product.

         MorphiDex(R) is presently in Phase III, the final stage of clinical trials, and the Company anticipates that, after it receives and analyzes the results of the studies discussed above, it will be in a position to file a re-application with the FDA in mid-2002. Under the guidelines included in the Prescription Drug User Fee Act of 1992, as amended, the Company anticipates that the FDA will respond to such filing within six months of its acceptance thereof. Therefore, the Company believes that it is highly unlikely that the Warrants will become exercisable before March 31, 2002; further, unless the FDA responds to the Company's anticipated re-application in significantly less than six months from the date of its acceptance, it is unlikely that the Warrants will become exercisable before September 30, 2002. Nevertheless, the Company cannot predict when or if MorphiDex(R) will be approved or, if it is approved, whether such approval can be obtained on or before the date on which the Warrants would become void.

         If approval can be obtained, the Company believes that MorphiDex(R) could compete in the $2 billion severe pain market and that its marketing and sale may result in a significant increase in the Company's revenues and net income. Consequently, the approval or anticipated approval of MorphiDex(R) may result in a significant increase in the trading price of the Company's common stock. If such approval is obtained on or before March 31, 2003, holders of untendered Warrants will be able to exercise their Warrants and obtain shares of common stock, ranging in amount from 0.263158 shares to 1.153846 shares per Warrant, depending upon when such approval is obtained. If such approval is obtained after March 31, 2003, the Warrants will become void and expire for no value.

         The Company's Board has approved, and authorized the Company to conduct, the Offer in order to provide the holders of the Company's common stock (and holders of untendered Warrants, if such Warrants subsequently become exercisable) protection against the dilutive effect of the Warrants should they become exercisable. The Board also desires to offer Warrant holders the ability to obtain a premium to the current market price for the Class A Warrants that are listed on the Nasdaq National Market, and, in the case of holders of Class B Warrants, to obtain liquidity for their non-transferable Warrants. In addition, the Board believes that the Offer will simplify the ability of the Company and third parties to value the Company on a per-share basis by reducing the impact of, and uncertainty created by, the outstanding Warrants. However, the Board of Directors of the Company makes no recommendation as to whether you should tender any or all of your Warrants pursuant to the Offer.

Purpose and Structure of the Offer

         The Offer has two principal purposes: first, to benefit the holders of our common stock (and holders of untendered Warrants if such Warrants subsequently become exercisable) by providing protection against the dilutive effect of the Warrants should they become exercisable; and second, to offer Warrant holders the ability to obtain a premium to the current market price for the Class A Warrants that are listed on the Nasdaq National Market, and, in the case of holders of Class B Warrants, to obtain liquidity for their non-transferable Warrants. In addition, the Company also believes that the Offer will simplify the ability of the Company and third parties to value the Company on a per-share basis by reducing the impact of, and uncertainty created by, the outstanding Warrants. The Warrants acquired by the Company pursuant to the Offer will be cancelled.

         The Offer seeks to provide protection against the potential dilutive effect of the Warrants. As of December 3, 2001, there were 17,576,424 Class A Warrants, 26,975 Class B Warrants and 102,063,950 shares of the Company's common stock issued and outstanding. The exercisability of the Warrants, and the number of shares of Common Stock into which the Warrants are exercisable, depends on whether and when the FDA approves MorphiDex(R). By their terms, the Warrants can become exercisable for as many as 20,575,507 shares of common stock if MorphiDex(R) is approved on or before March 31, 2002. However, the Company anticipates that, after it receives and analyzes the results of ongoing studies, it will only be in a position to file a re-application with the FDA in mid-2002, and further anticipates, based upon guidelines included in the Prescription Drug User Free Act of 1992, that the FDA will respond to such filing within six months of its acceptance. Therefore, the Company believes that it is highly unlikely that the Warrants will become exercisable before March 31, 2002; further, unless the FDA responds to the Company's anticipated re-application in significantly less than six months from the date of its acceptance, it is unlikely that the Warrants will become exercisable before September 30, 2002. See "--Background."

         In the event that MorphiDex(R) is approved on or before March 31, 2003, the outstanding Class A and Class B Warrants can become exercisable for shares of common stock ranging, in the aggregate, from 20,575,507 to 4,692,659, depending upon the timing of such approval. Although the high end of this range is highly unlikely to be achieved for the reasons discussed above, the 20,575,507 shares issuable upon exercise of the Warrants if MorphiDex(R) is approved on or before March 31, 2002 would represent (excluding the effect of the exercise or conversion of the Company's other outstanding options and warrants) approximately 17% of the currently issued and outstanding common stock of the Company. In the event that MorphiDex(R) is approved after March 31, 2002 and on or before September 30, 2002, the 11,302,039 shares issuable upon conversion of the Warrants would represent (excluding the effect of the exercise or conversion of the Company's other outstanding options and warrants) approximately 10% of the currently issued and outstanding common stock of the Company. In the event MorphiDex(R) is approved after September 30, 2002 and on or before March 31, 2003, the 4,692,659 shares issuable upon exercise of the Warrants would represent (excluding the effect of the exercise or conversion of the Company's other outstanding options and warrants) approximately 4% of the currently issued and outstanding common stock of the Company. Thus, if MorphiDex(R) is approved at any time on or before March 31, 2003, the aggregate percentage of shares issuable upon exercise of the Warrants represents a significant potential dilution of the common stock currently outstanding. Therefore, the Company is making the Offer to eliminate the potential dilutive effect to the Company's common stockholders (and holders of untendered Warrants, if such Warrants subsequently become exercisable) that would occur if the Warrants became exercisable, and were exercised, by the holders thereof.

         The Offer also seeks to offer Warrant holders the ability to obtain a premium to the current market price for the Class A Warrants that are listed on the Nasdaq National Market, and, in the case of holders of Class B Warrants, to obtain liquidity for their non-transferable Warrants. The public trading market for the Class A Warrants has been characterized by low trading volume. For these reasons, and because of the other factors described in this Offer to Purchase, the Company is making the Offer to provide the holders of the Warrants who want liquidity for their Warrants a price above the recent market prices for the Class A Warrants.

         The Company has structured the Offer as a cash tender offer in order to effect a prompt and orderly transfer of ownership of the Warrants from the holders of the Warrants to the Company, with prompt delivery of cash to all tendering Warrant holders.